Exhibit 99.1

April 23, 2015

StanCorp Financial Group, Inc. Reports First Quarter 2015 Earnings

PORTLAND, Ore. — April 23, 2015 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income of $56.5 million, or $1.32 per diluted share for the first quarter of 2015, compared to net income of $48.1 million, or $1.08 per diluted share for the first quarter of 2014. After-tax net capital losses were $5.4 million for the first quarter of 2015, compared to $0.7 million for the first quarter of 2014.

Net income excluding after-tax net capital losses was $1.45 per diluted share for the first quarter of 2015, compared to $1.10 per diluted share for the first quarter of 2014 (see discussion of non-GAAP financial measures below). The increase was primarily due to more favorable claims experience in Employee Benefits and Individual Disability, partially offset by higher operating expenses and higher commissions and bonuses for the first quarter of 2015. Operating expenses for the first quarter of 2015 reflected additional expenses related to business growth and an expense increase of $2.5 million, or $0.04 per diluted share, due to the adoption of a new mortality table for the Company’s retirement plans. The Company adjusted its financial results for the periods prior to the first quarter of 2015 due to the adoption of new accounting guidance, and as a result, decreased net income excluding after-tax net capital losses by $0.04 per diluted share for the first quarter of 2014 (see Accounting Pronouncements).

“Each of our businesses reported excellent results for the first quarter of 2015, which included increased sales and premium growth combined with favorable claims experience in Insurance Services, and strong earnings in our Asset Management segment,” said Greg Ness, chairman, president and chief executive officer. “We are off to a really good start for 2015.”

Business Segments

Insurance Services

Insurance Services reported income before income taxes of $74.9 million for the first quarter of 2015, compared to $59.8 million for the first quarter of 2014. The increase was primarily due to more favorable claims experience and higher premiums in Employee Benefits and Individual Disability, partially offset by higher operating expenses and higher commissions and bonuses.

Employee Benefits

Employee Benefits reported income before income taxes of $52.2 million for the first quarter of 2015, compared to $41.4 million for the first quarter of 2014. The increase was primarily due to more favorable claims experience and higher premiums, partially offset by higher operating expenses and higher commissions and bonuses, which was a reflection of business growth.

Employee Benefits premiums increased 4.0% to $478.0 million for the first quarter of 2015 from $459.4 million for the first quarter of 2014. The increase was primarily due to higher Employee Benefits sales and favorable retention of existing customers.

Employee Benefits annualized new sales were $123.3 million for the first quarter of 2015, compared to $62.5 million for the first quarter of 2014. The increase in sales for the first quarter of 2015 reflected an increase in proposal activity and was in-line with the Company’s five-year average for first quarter sales.

The benefit ratio for Employee Benefits, measured as benefits to policyholders and interest credited as a percentage of premiums, was 77.4% for the first quarter of 2015, compared to 80.8% for the first quarter of 2014. The benefit ratio can fluctuate widely from quarter to quarter and tends to be more stable when measured on an annual basis.

The discount rate used for newly established long term disability claim reserves was 4.00% for the first quarters of 2015 and 2014.

The Company’s new money investment rate was 4.61% for the first quarter of 2015, compared to 4.69% for the first quarter of 2014. The 12-month reserve interest margin between the Company’s new money rate and average reserve discount rate was 54 basis points for the first quarter of 2015, compared to 55 basis points for the first quarter of 2014.

Individual Disability

Individual Disability reported income before income taxes of $22.7 million for the first quarter of 2015, a record high quarterly amount, compared to $18.4 million for the first quarter of 2014. The increase was primarily due to more favorable claims experience, partially offset by higher operating expenses and higher commissions and bonuses.

Individual Disability premiums were $50.4 million for the first quarter of 2015, compared to $48.1 million for the first quarter of 2014.

The benefit ratio for Individual Disability was 44.2% for the first quarter of 2015, compared to 54.1% for the first quarter of 2014. The benefit ratio generally fluctuates more on a quarterly basis and tends to be more stable when measured on an annual basis.

Asset Management

Asset Management reported income before income taxes of $19.4 million for the first quarter of 2015, compared to $16.4 million for the first quarter of 2014. The increase was primarily due to higher net investment income and higher administrative fees, partially offset by an increase in operating expenses, which was primarily to support business growth, consistent with growth in assets under administration.

Assets under administration, which include assets related to retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 8.9% to $27.35 billion at March 31, 2015 from $25.13 billion at March 31, 2014, primarily reflecting higher equity values and positive cash flows for retirement plan assets under administration.

Commercial mortgage loan originations were $335.0 million for the first quarter of 2015, compared to $245.1 million for the first quarter of 2014. The increase in originations for the first quarter 2015 was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses primarily related to the disposition or impairment of the Company’s invested assets and adjustments made in consolidation.

The Other category reported a loss before income taxes of $16.9 million for the first quarter of 2015, compared to a loss before income taxes of $7.5 million for the first quarter of 2014. Net capital losses were $8.6 million for the first quarter of 2015, compared to net capital losses of $1.1 million for the first quarter of 2014. The loss before income taxes excluding net capital losses was $8.3 million for the first quarter of 2015, compared to $6.4 million for the first quarter of 2014. The increase in the loss before income taxes excluding net capital losses, was primarily due to a decrease in net investment income.

Cash and Investments

At March 31, 2015, the Company’s total cash and investments consisted of 56.6% fixed maturity securities, 38.6% commercial mortgage loans, 2.3% cash and cash equivalents, and 2.5% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at March 31, 2015.

At March 31, 2015, commercial mortgage loans in the Company’s investment portfolio totaled $5.37 billion on approximately 6,500 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.08% and 0.40% of the portfolio balance at March 31, 2015 and 2014, respectively.

Book Value

The Company’s book value per share increased 5.5% from $50.71 at March 31, 2014, to $53.50 at March 31, 2015. Accumulated other comprehensive income (“AOCI”) decreased $31.6 million from $184.9 million at March 31, 2014 to $153.3 million at March 31, 2015, primarily due to fourth quarter adjustments recorded for the Company’s retirement plans, partially offset by an increase in net unrealized gains in the Company’s fixed maturity securities portfolio related to lower market interest rates. The Company’s book value per share excluding AOCI increased 7.2% from $46.49 at March 31, 2014, to $49.86 at March 31, 2015 (see discussion of non-GAAP financial measures below).

Capital Management

Share Repurchases

For the first quarter of 2015, the Company did not repurchase shares. Execution of the share repurchase authorization, including the timing of repurchases, is based upon the Company’s assessment of market conditions for its common stock, capital levels, the Company’s assessment of the overall economy, potential growth opportunities and other priorities for capital use. The Company intends to repurchase shares opportunistically in 2015 and expects capital deployment for share repurchases to be consistent with 2014.

At March 31, 2015, the Company had 2.0 million shares remaining under its repurchase authorization. Diluted weighted-average shares outstanding were 42,673,025 for the first quarter of 2015, compared to 44,381,944 for the first quarter of 2014.

Available Capital

The Company’s available capital was approximately $565 million at March 31, 2015, compared to $530 million at December 31, 2014. The $35 million increase was primarily due to income from the Company’s statutory insurance subsidiaries, partially offset by allocations for expected annual shareholder dividends and interest for the first quarter of 2015. Available capital includes capital at its statutory insurance subsidiaries in excess of the Company’s target risk-based capital (“RBC”) ratio of 300% and cash and capital at the holding company and non-insurance subsidiaries. The RBC ratio was approximately 445% at March 31, 2015.

Accounting Pronouncements

Effective January 1, 2015, the Company adopted Accounting Standards Update (“ASU”) No. 2014-01, Accounting for Investments in Qualified Affordable Housing Projects. This ASU permits entities to account for qualified affordable housing projects under the proportional amortization method (“PAM”) of accounting. Under PAM, the cost of the investments is amortized in each period in proportion to the tax credits and benefits of tax losses received in that period and allows the amortization of the investments and the tax benefits to be recognized in income taxes on the consolidated statements of income. The adoption of this ASU will change the timing of the benefit realized in net income but will not change the cumulative total benefit to net income over the life of the investments.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (“Generally Accepted Accounting Principles in the United States”) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Net income return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of net income return on average equity. Measuring net income return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring net income return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

A reconciliation of non-GAAP financial measures to the comparable GAAP measures is provided in the table below, under “Unaudited Statistical and Operating Data at or for the Periods Indicated.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor relations website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on April 24, 2015, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s first quarter 2015 results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through July 24, 2015.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering the conference identification number 13604107. The telephone replay will be available through May 4, 2015.

Forward-Looking Information

Some of the statements contained in this earnings release, including estimates, projections, expected operating results, statements related to business plans, strategies, objectives and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

As a provider of financial products and services, the Company’s actual results of operations may vary significantly in response to economic trends, interest rates, investment performance, claims experience, operating expenses and pricing. Given these uncertainties or circumstances, investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future results. The Company assumes no obligation to publicly update or revise any forward-looking statements including annual guidance, whether as a result of new information, future events or otherwise.

The following factors could cause the Company’s results to differ materially from management expectations suggested by forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective use of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios, including the ability to pledge collateral as required.

•	Performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level.

•	Changes in accounting standards, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of customer persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income, bond call premiums and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

Vice President, Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

Senior Director, Public Affairs

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions-except per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Premiums:
Insurance Services	$528.4	$507.5
Asset Management	3.7	2.6

Total premiums	532.1	510.1

Administrative fees:
Insurance Services	4.0	4.2
Asset Management	33.7	32.2
Other	(5.0)	(4.8)

Total administrative fees	32.7	31.6

Net investment income:
Insurance Services	77.6	78.6
Asset Management	71.2	69.5
Other	4.5	5.8

Total net investment income	153.3	153.9

Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	—	—
All other net capital losses	(8.6)	(1.1)

Total net capital losses	(8.6)	(1.1)

Total revenues	709.5	694.5

Benefits and expenses:
Benefits to policyholders	398.7	401.1
Interest credited	41.1	43.5
Operating expenses	121.9	113.1
Commissions and bonuses	60.7	51.8
Premium taxes	9.1	9.1
Interest expense	7.8	8.4
Net increase in deferred acquisition costs, value of business acquired and other intangible assets	(7.2)	(1.2)

Total benefits and expenses	632.1	625.8

Income (loss) before income taxes:
Insurance Services	74.9	59.8
Asset Management	19.4	16.4
Other	(16.9)	(7.5)

Total income before income taxes	77.4	68.7
Income taxes	20.9	20.6

Net income	$56.5	$48.1

Net income per common share:
Basic	$1.34	$1.10
Diluted	1.32	1.08
Weighted-average common shares outstanding:
Basic	42,130,728	43,896,627
Diluted	42,673,025	44,381,944

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	March 31, 2015	December 31, 2014
A S S E T S
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $7,431.5 and $7,390.0)	$7,885.7	$7,773.7
Commercial mortgage loans, net	5,366.8	5,321.1
Real estate, net	33.8	37.0
Other invested assets	313.8	301.6

Total investments	13,600.1	13,433.4
Cash and cash equivalents	320.6	251.1
Premiums and other receivables	132.1	118.4
Accrued investment income	108.2	108.0
Amounts recoverable from reinsurers	1,000.3	994.2
Deferred acquisition costs, value of business acquired and other intangible assets, net	380.7	381.0
Goodwill	36.0	36.0
Property and equipment, net	79.5	79.3
Other assets	71.4	129.4
Separate account assets	7,458.5	7,179.8

Total assets	$23,187.4	$22,710.6

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y

Liabilities:
Future policy benefits and claims	$5,842.0	$5,832.3
Other policyholder funds	6,628.9	6,537.8
Deferred tax liabilities, net	84.1	60.0
Short-term debt	1.1	1.1
Long-term debt	504.1	503.9
Other liabilities	411.9	440.1
Separate account liabilities	7,458.5	7,179.8

Total liabilities	20,930.6	20,555.0

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 42,186,489 and 42,077,825 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	11.0	5.3
Accumulated other comprehensive income	153.3	114.3
Retained earnings	2,092.5	2,036.0

Total shareholders’ equity	2,256.8	2,155.6

Total liabilities and shareholders’ equity	$23,187.4	$22,710.6

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions-except per share data)

	Three Months Ended March 31,
	2015	2014

Benefit ratio:
% of total revenues:
Employee Benefits (including interest credited)	67.8%	70.2%
Individual Disability	34.8	42.3
% of total premiums:
Employee Benefits (including interest credited)	77.4%	80.8%
Individual Disability	44.2	54.1

Reconciliation of non-GAAP financial measures:
Net income	$56.5	$48.1
After-tax net capital losses	(5.4)	(0.7)

Net income excluding after-tax net capital losses	$61.9	$48.8

Net capital losses	$(8.6)	$(1.1)
Tax benefit on net capital losses	(3.2)	(0.4)

After-tax net capital losses	$(5.4)	$(0.7)

Net income per diluted common share:
Net income	$1.32	$1.08
After-tax net capital losses	(0.13)	(0.02)

Net income excluding after-tax net capital losses	$1.45	$1.10

Shareholders’ equity	$2,256.8	$2,218.7
Accumulated other comprehensive income	153.3	184.9

Shareholders’ equity excluding accumulated other comprehensive income	$2,103.5	$2,033.8

Net income return on average equity	10.2%	8.8%
Net income return on average equity (excluding accumulated other comprehensive income)	10.9	9.5
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)	11.9	9.7

Statutory data - insurance subsidiaries:*
Net gain from operations before federal income taxes and realized capital gains (losses)	$70.3	$50.6
Net gain from operations after federal income taxes and before realized capital gains (losses)	62.9	40.9

	March 31,	December 31,
	2015	2014

Capital and surplus	$1,233.7	$1,228.4
Asset valuation reserve	105.5	106.2

*	Statutory data represents Standard Insurance Company and The Standard Life Insurance Company of New York.